Exhibit 99.2

BJ’s Wholesale Club, Inc.

Supplemental Information as of October 30, 2010

The following supplemental information is provided by the Company with respect to the results reported for the thirteen weeks and thirty-nine weeks ended October 30, 2010, as well as earnings guidance for the year ending January 29, 2011 (“fiscal 2010”).

Some of the information below refers to Non-GAAP financial measures, which are measures not prepared in accordance with generally accepted accounting principles (“GAAP”). We believe our Non-GAAP presentation provides a meaningful comparison of operating results and have included reconciliations to the most directly comparable GAAP measure. Our Non-GAAP financial measures should be viewed as a supplement to and not as a substitute for our results prepared in accordance with GAAP.

Comparative Club Sales by Major Market

Comparative club sales by major market, including the impact from sales of gasoline were as follows:

	Thirteen Weeks Ended October 30, 2010			Thirty-Nine Weeks Ended October 30, 2010
	Comparable Club Sales	Impact of Gasoline Sales	Merchandise Comparable Club Sales	Comparable Club Sales	Impact of Gasoline Sales	Merchandise Comparable Club Sales
New England	1.2%	1.2%	0.0%	4.0%	2.2%	1.8%
Upstate New York	1.8%	0.3%	1.5%	5.4%	2.5%	2.9%
Metro New York	(0.2)%	0.1%	(0.3)%	2.0%	0.4%	1.6%
Mid Atlantic	1.7%	1.0%	0.7%	3.4%	1.9%	1.5%
Southeast	7.1%	1.2%	5.9%	9.8%	3.0%	6.8%

Total	2.5%	1.0%	1.5%	4.8%	2.0%	2.8%

Selected Metrics

Excluding sales of gasoline, on a comparable club basis, customer count and average transaction amount increased (decreased) from the prior year by approximately:

	Customer Count	Average Transaction Amount
Thirteen Weeks Ended October 30, 2010	2%	(1)%
Thirty-Nine Weeks Ended October 30, 2010	4%	(1)%

Third Quarter Individual Department Performance

Stronger performing departments compared to last year’s third quarter included dairy, juices, produce, meat, milk, frozen, snacks, small appliances, deli, prepared foods and soda. Weaker performing departments compared to last year’s third quarter included health and beauty aids, televisions, household chemicals, books, major appliances, prerecorded video and apparel.

GAAP to Non-GAAP Reconciliation

The following is a reconciliation of net income and diluted earnings per share, as reported on a GAAP basis, to the adjusted non-GAAP net income and diluted earnings per share referenced in our earnings call, for the thirteen weeks and thirty-nine weeks ended October 30, 2010 and October 31, 2009:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(Dollars in Thousands)	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
GAAP net income	$22,964	$17,368	$84,833	$76,739
Charge for wage and hour litigation settlement	—	6,938	—	6,938

Adjusted non-GAAP net income	$22,964	$24,306	$84,833	$83,677

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
GAAP diluted earnings per common share	$0.43	$0.32	$1.58	$1.40
Charge for wage and hour litigation settlement	—	0.13	—	0.13

Adjusted non-GAAP earnings per common share	$0.43	$0.44	$1.58	$1.53

GAAP to Non-GAAP Earnings Guidance Reconciliation

The following is a reconciliation of net income and diluted earnings per share guidance, as reported on a GAAP basis, to the adjusted non-GAAP net income and diluted earnings per share guidance referenced in our earnings call, for the thirteen and fifty-two weeks ending January 29, 2011, as well as actual results for last year’s comparable periods:

	Thirteen Weeks		Fifty-Two Weeks
(Dollars in Thousands)	Ending January 29, 2011	Ended January 30, 2010	Ending January 29, 2011	Ended January 30, 2010
GAAP net income	$48,800 - $50,800	$54,532	$133,600 - $135,600	$131,271
Charge for wage and hour litigation settlement	—	—	—	6,938
MasterCard® and VISA® class action settlement	—	(1,789)	—	(1,789)
Income related to reserve for credit card claims	—	(1,724)	—	(1,724)

Adjusted non-GAAP earnings	$48,800 - $50,800	$51,019	$133,600 - $135,600	$134,696

	Thirteen Weeks		Fifty-Two Weeks
	Ending January 29, 2011	Ended January 30, 2010	Ending January 29, 2011	Ended January 30, 2010
GAAP diluted earnings per common share	$0.90 - $0.94	$1.00	$2.48 - $2.52	$2.40
Charge for wage and hour litigation settlement	—	—	—	0.13
MasterCard® and VISA® class action settlement	—	(0.03)	—	(0.03)
Income related to reserve for credit card claims	—	(0.03)	—	(0.03)

Adjusted non-GAAP earnings per common share	$0.90 - $0.94	$0.94	$2.48 - $2.52	$2.46

Operating Income to Non-GAAP Normalized Operating Income plus Depreciation Expense plus Stock Incentive Expense Reconciliation

The following is a reconciliation of operating income, as reported on a GAAP basis, to non-GAAP normalized operating income plus depreciation expense plus stock incentive expense referenced in our earnings call, for the fifty-two weeks ended January 30, 2010, as well as guidance on the same basis for the fifty-two weeks ending January 29, 2011:

	Fifty-Two Weeks
(Dollars in Thousands)	Ending January 29, 2011	Ended January 30, 2010
GAAP operating income	$226,700 - $230,000	$222,346
Charge for wage and hour litigation settlement	—	11,700
MasterCard® and VISA® class action settlement	—	(3,011)
Income related to reserve for credit card claims	—	(2,902)

Non-GAAP normalized operating income	$226,700 - $230,000	$228,133
Depreciation expense	$126,000 - $128,000	112,777
Stock incentive expense	$19,500 - $20,500	22,011

Non-GAAP normalized operating income plus depreciation expense plus stock incentive expense	$373,700 - $377,000	$362,921

Earnings Guidance

The following chart presents the detailed elements of our sales and earnings guidance for the thirteen and fifty-two weeks ending January 29, 2011:

	4th Quarter	Full Year
Net sales increase	6.7% to 8.7%	8.2% to 8.7%
Comparable club sales increase	2.5% to 4.5%	4.1% to 4.7%
Impact of gasoline sales on comparable club sales	0.0% to 1.0%	1.4% to 1.6%
Merchandise comparable club sales increase	2.0% to 4.0%	2.7% to 3.3%
Membership fee income growth	7.0% to 7.5%	6.3% to 6.5%
Other revenues growth	10.3% to 12.3%	9.0% to 9.6%
Cost of sales as a percent of net sales increase (decrease)	(0.03)% to 0.17%	0.01% to 0.08%
Merchandise margin rate increase	0.13% to 0.23%	0.11% to 0.17%
SG&A expense growth	10.5% to 14.5%	8.0% to 9.0%
Preopening expense (in millions)	$2.0 to $4.0	$11.6 to $13.6
Interest expense (in millions)	$0.1 to $0.3	$1.1 to $1.3
Income Tax Rate	40.7%	40.6%
Depreciation expense (in millions)	$33.0 to $35.0	$126.0 to $128.0

Forward-Looking Statements

This exhibit contains forward-looking statements as defined by The Private Securities Litigation Reform Act of 1995, including earnings guidance. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, the rate of inflation or deflation, federal, state and local regulation in the Company’s markets, federal budgetary and tax policy, litigation, competitive conditions, progress associated with the implementation of technology initiatives and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 30, 2010. Any forward-looking statements represent our estimates only as of November 17, 2010 and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.